Exhibit 99.1

FOR RELEASE, Wednesday, June 21, 2023	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2023 SECOND QUARTER RESULTS
Revenues Rose to $1.77 Billion; Diluted Earnings Per Share of $1.94
Net Orders Totaled 3,936; Average Community Count Up 20%
Repurchased 2.2 Million Shares for $92 Million; Book Value Per Share Increased to $46.72

LOS ANGELES (June 21, 2023) — KB Home (NYSE: KBH) today reported results for its second quarter ended May 31, 2023.
“We produced strong financial results in the second quarter that exceeded the high-end of our guidance ranges, with year-over-year growth in revenues to $1.8 billion and a gross margin of over 21%, driving diluted earnings per share of $1.94. Our financial performance coupled with share repurchases over the past several quarters meaningfully expanded our book value per share, up 24% from a year ago, to $46.72,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer.
“The improvement in demand we started to see in February was sustained throughout our second quarter, as we achieved monthly sequential increases in our net orders, resulting in an overall absorption pace of 5.2 net orders per month, per community. Operationally, our divisions are executing well, driving reductions in both build times and direct construction costs as well as opening new communities. We believe our orders, starts and production are well-balanced and, with the sequential increase in our backlog at quarter-end, we are well-positioned to achieve our revenue target for 2023.”
“We remained selective on land investments while still positioning our business for growth. We are generating a healthy level of cash from our operations and continue to take a balanced approach to allocating capital, including returning cash to stockholders through share repurchases and our quarterly dividend.”
Three Months Ended May 31, 2023 (comparisons on a year-over-year basis)
•Revenues rose 3% to $1.77 billion.
•Homes delivered increased 6% to 3,666.
•Average selling price decreased 3% to $479,500.
•Homebuilding operating income totaled $202.1 million, compared to $264.5 million. The homebuilding operating income margin was 11.5%, compared to 15.4%. Excluding total inventory-related charges of $4.3 million for the current quarter and $.7 million for the year-earlier quarter, the homebuilding operating income margin decreased 380 basis points to 11.7%.
◦The housing gross profit margin was 21.1%, compared to 25.3%. Excluding the above-mentioned inventory-related charges, the housing gross profit margin decreased 390 basis points to 21.4%, mainly due to price decreases and other homebuyer concessions, together with higher construction costs and a shift in the mix of homes delivered.

◦Selling, general and administrative expenses as a percentage of housing revenues improved 20 basis points to 9.6%.
•The Company’s financial services pretax income decreased to $11.4 million, from $18.7 million. The results for the prior-year quarter included a significant favorable impact, within the equity in income of the Company’s mortgage banking joint venture, from a substantial increase in interest rate lock commitments, as more buyers locked their mortgage interest rates due to the sharp rise in such rates during that period.
•Net income and diluted earnings per share were $164.4 million and $1.94, respectively, compared to $210.7 million and $2.32. The Company’s net income reflected an effective tax rate of approximately 24%, compared to approximately 26%.
Six Months Ended May 31, 2023 (comparisons on a year-over-year basis)
•Homes delivered increased 2% to 6,454.
•Average selling price of $486,000 was roughly flat.
•Revenues of $3.15 billion were essentially even.
•Net income decreased 16% to $289.9 million.
•Diluted earnings per share was $3.38, down 11%.
Backlog and Net Orders (comparisons on a year-over-year basis, except as noted)
•Net orders for the second quarter increased 1% to 3,936, a significant improvement to the 49% year-over-year decrease in the 2023 first quarter. Net order value of $1.90 billion was down 11%, reflecting a lower average selling price. On a sequential basis, net orders and net order value grew 84% and 90%, respectively. Monthly net orders per community were 5.2, compared to 6.2.
◦Gross orders were up 7% to 5,032, and increased 50% sequentially from 3,357.
◦The cancellation rate as a percentage of gross orders was 22%, compared to 17%. On a sequential basis, the cancellation rate improved from 36%.
•The Company’s ending backlog value was $3.46 billion, compared to $6.12 billion which was the highest second-quarter level in the Company’s history. Ending backlog homes totaled 7,286, compared to 12,331.
•The Company’s ending community count expanded 16% to 249, and average community count increased 20% to 253.
Balance Sheet as of May 31, 2023 (comparisons to November 30, 2022, except as noted)
•Cash and cash equivalents increased to $557.0 million, compared to $328.5 million, primarily due to cash generated from operations, partly offset by cash used for common stock repurchases and repayments of cash borrowings under the unsecured revolving credit facility.
◦The Company had total liquidity of $1.64 billion, including cash and cash equivalents and $1.08 billion of available capacity under its unsecured revolving credit facility, with no cash borrowings outstanding.
•Inventories totaled $5.13 billion, down 7%, as the Company continued to calibrate its land investments in the 2023 first half with evolving housing market conditions and its owned and controlled lot pipeline.

◦The Company’s investments in land and land development for the six months ended May 31, 2023 decreased 46% to $763.2 million, compared to $1.40 billion for the year-earlier period. Land acquisition expenditures included in these amounts were down 79% to $130.6 million.
◦The Company’s lots owned or under contract totaled 57,932, compared to 68,795, mainly due to homes delivered, reduced land investments and the abandonment of previously controlled lots.
▪Of the Company’s total lots, approximately 75% were owned and 25% were under contract, compared to 70% owned and 30% under contract.
▪The Company’s 43,477 owned lots represented a supply of approximately 3.1 years, based on homes delivered in the trailing 12 months.
•Notes payable decreased by $151.8 million to $1.69 billion, mainly due to repayments under the Company’s unsecured revolving credit facility. The Company’s debt to capital ratio improved to 30.9%, compared to 33.4%. On a year-over-year basis, this ratio improved 790 basis points from 38.8%.
•Stockholders’ equity increased to $3.77 billion, compared to $3.66 billion, primarily reflecting net income, partly offset by common stock repurchases.
◦In the 2023 second quarter, the Company repurchased approximately 2.2 million shares of its outstanding common stock at a total cost of $92.1 million, or $42.58 per share. In the 2023 first half, the Company repurchased approximately 4.1 million shares for $167.1 million. The Company had $407.9 million remaining under its current common stock repurchase authorization at May 31, 2023.
◦Book value per share of $46.72 increased 24% year over year.
Guidance
The Company is providing the following guidance for its 2023 full year:
•Housing revenues in the range of $5.80 billion to $6.20 billion.
•Average selling price of approximately $485,000.
•Homebuilding operating income as a percentage of revenues of about 11.0%, assuming no inventory-related charges.
◦Housing gross profit margin of approximately 21.2%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues anticipated to be roughly 10.3%.
•Effective tax rate of approximately 23%.
•Average community count up about 10%, with ending community count flat, year over year.
The Company plans to also provide guidance for its 2023 third quarter on its conference call today.
Conference Call
The conference call to discuss the Company’s 2023 second quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States, operating in 47 markets from coast to coast, and building over 670,000 quality homes in our more than 65-year history.

What sets KB Home apart is our focus on building strong, personal relationships with every customer — from those buying their first home to experienced buyers — so they have a real partner in the homebuying process. No two KB homes are the same. That’s because every home is uniquely built for each customer, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first builder to commit to build every home to be ENERGY STAR® certified, a standard that fewer than 10% of new homes nationwide meet, and has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to deliver greater comfort and well-being than new homes without certification. Reflecting the company’s commitment to creating an exceptional homebuying experience, KB Home is the #1 customer-ranked national homebuilder based on homebuyer satisfaction surveys from a leading third-party review site. Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including building materials and appliances, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, which the Federal Reserve has increased sharply in the past few quarters and may further increase to moderate inflation, and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability or willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain homeowners insurance policies, which may depend on the ability and willingness of insurers to offer coverage in certain locations at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS; the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic or pandemic, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended May 31, 2023 and 2022
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2023	2022	2023	2022
Total revenues	$1,765,316	$1,720,062	$3,149,630	$3,118,851
Homebuilding:
Revenues	$1,757,846	$1,714,826	$3,136,383	$3,108,980
Costs and expenses	(1,555,744)	(1,450,366)	(2,777,792)	(2,674,958)
Operating income	202,102	264,460	358,591	434,022
Interest income	1,729	39	2,196	75
Equity in loss of unconsolidated joint ventures	(313)	(310)	(1,070)	(287)
Homebuilding pretax income	203,518	264,189	359,717	433,810
Financial services:
Revenues	7,470	5,236	13,247	9,871
Expenses	(1,472)	(1,362)	(2,830)	(2,709)
Equity in income of unconsolidated joint ventures	5,426	14,807	7,008	19,955
Financial services pretax income	11,424	18,681	17,425	27,117
Total pretax income	214,942	282,870	377,142	460,927
Income tax expense	(50,500)	(72,200)	(87,200)	(116,000)
Net income	$164,442	$210,670	$289,942	$344,927
Earnings per share:
Basic	$2.00	$2.39	$3.49	$3.90
Diluted	$1.94	$2.32	$3.38	$3.79
Weighted average shares outstanding:
Basic	81,764	87,858	82,607	88,069
Diluted	84,306	90,316	85,141	90,690

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	May 31, 2023	November 30, 2022
Assets
Homebuilding:
Cash and cash equivalents	$557,037	$328,517
Receivables	341,010	322,767
Inventories	5,128,841	5,543,176
Investments in unconsolidated joint ventures	53,427	46,785
Property and equipment, net	89,804	89,234
Deferred tax assets, net	150,268	160,868
Other assets	106,598	101,051
	6,426,985	6,592,398
Financial services	56,032	59,532
Total assets	$6,483,017	$6,651,930

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$360,585	$412,525
Accrued expenses and other liabilities	668,084	736,971
Notes payable	1,686,663	1,838,511
	2,715,332	2,988,007
Financial services	1,203	3,128
Stockholders’ equity	3,766,482	3,660,795
Total liabilities and stockholders’ equity	$6,483,017	$6,651,930

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Six Months Ended May 31, 2023 and 2022
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2023	2022	2023	2022
Homebuilding revenues:
Housing	$1,757,846	$1,714,826	$3,136,383	$3,108,980
Land	—	—	—	—
Total	$1,757,846	$1,714,826	$3,136,383	$3,108,980

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,386,558	$1,281,752	$2,469,379	$2,363,864
Land	—	—	—	—
Subtotal	1,386,558	1,281,752	2,469,379	2,363,864
Selling, general and administrative expenses	169,186	168,614	308,413	311,094
Total	$1,555,744	$1,450,366	$2,777,792	$2,674,958

Interest expense:
Interest incurred	$25,995	$29,021	$53,799	$57,324
Interest capitalized	(25,995)	(29,021)	(53,799)	(57,324)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$31,932	$34,005	$58,068	$63,778
Depreciation and amortization	9,886	8,495	19,433	16,671

Average selling price:
West Coast	$703,700	$739,800	$695,400	$730,900
Southwest	431,700	424,700	437,900	416,900
Central	418,800	387,700	418,000	380,900
Southeast	398,500	359,900	396,500	356,000
Total	$479,500	$494,300	$486,000	$490,600

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Six Months Ended May 31, 2023 and 2022 (Dollars in Thousands - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2023	2022	2023	2022
Homes delivered:
West Coast	802	1,029	1,588	1,943
Southwest	778	685	1,314	1,201
Central	1,302	1,117	2,237	2,070
Southeast	784	638	1,315	1,123
Total	3,666	3,469	6,454	6,337

Net orders:
West Coast	1,299	1,088	2,156	2,182
Southwest	789	719	1,259	1,467
Central	1,042	1,300	1,453	2,744
Southeast	806	807	1,210	1,731
Total	3,936	3,914	6,078	8,124

Net order value:
West Coast	$870,149	$844,831	$1,405,688	$1,690,348
Southwest	345,340	341,240	522,732	668,809
Central	365,213	582,084	504,681	1,200,093
Southeast	318,947	356,599	468,416	719,238
Total	$1,899,649	$2,124,754	$2,901,517	$4,278,488

	May 31, 2023		May 31, 2022
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,855	$1,224,334	2,680	$2,035,168
Southwest	1,637	695,613	2,460	1,078,701
Central	2,205	889,379	4,585	1,960,299
Southeast	1,589	647,367	2,606	1,047,065
Total	7,286	$3,456,693	12,331	$6,121,233

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages - Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended May 31,		Six Months Ended May 31,
	2023	2022	2023	2022
Housing revenues	$1,757,846	$1,714,826	$3,136,383	$3,108,980
Housing construction and land costs	(1,386,558)	(1,281,752)	(2,469,379)	(2,363,864)
Housing gross profits	371,288	433,074	667,004	745,116
Add: Inventory-related charges (a)	4,287	732	9,576	907
Adjusted housing gross profits	$375,575	$433,806	$676,580	$746,023
Housing gross profit margin	21.1%	25.3%	21.3%	24.0%
Adjusted housing gross profit margin	21.4%	25.3%	21.6%	24.0%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.